EXHIBIT 99.1

PRESS RELEASE, DATED MARCH 20, 2014

Geron Reports Myelofibrosis IST Placed on Partial Clinical Hold

Patients Deriving Clinical Benefit May Continue Imetelstat Treatment

Menlo Park, Calif., March 20, 2014 – Geron Corporation (Nasdaq: GERN) announced today that patients currently enrolled in the investigator-sponsored clinical trial of imetelstat in myelofibrosis (Myelofibrosis IST) who are deriving clinical benefit may continue imetelstat treatment under a partial clinical hold placed by the U.S. Food and Drug Administration (FDA). The investigator of the Myelofibrosis IST is Dr. Ayalew Tefferi of Mayo Clinic, Rochester, Minnesota.

The partial clinical hold means that no new patients may be enrolled into the Myelofibrosis IST, and patients currently enrolled must demonstrate that they are deriving clinical benefit in order to continue taking imetelstat. Mayo Clinic informed Geron in January 2014 that the Myelofibrosis IST had ceased enrolling new patients, and did not cite any safety concerns as the basis for that decision. The investigator has agreed to provide to the FDA specific criteria he will use to determine which patients will continue imetelstat treatment in the Myelofibrosis IST.

In its written notification to the investigator, the FDA cited the reason for the partial clinical hold was that a safety signal of hepatotoxicity had been identified in clinical trials of imetelstat, and that it is not known if this hepatotoxicity is reversible. In order to resolve the partial clinical hold on the Myelofibrosis IST, the investigator is required to provide to the FDA follow-up information regarding reversibility of hepatotoxicity for all patients who received imetelstat in the Myelofibrosis IST. For patients who did not experience any abnormality in liver function tests (LFTs), LFT follow-up until 30 days from the last imetelstat dose must be obtained. For patients who experienced any abnormality in LFTs, follow-up LFTs must be obtained until resolution to baseline or normal range for at least two consecutive determinations. Dr. Tefferi has informed Geron that he plans to work diligently to seek release of the partial clinical hold.

As previously announced, Geron’s Investigational New Drug (IND) application related to imetelstat is currently on full clinical hold following the FDA’s review of data related to safety in the company’s then-ongoing clinical trials. A full clinical hold is an order that the FDA issues to a trial sponsor to suspend all ongoing clinical trials and delay all proposed trials under that IND. With the full clinical hold, the company has stopped imetelstat treatment in a total of ten patients in the Geron-sponsored Phase 2 clinical trials of imetelstat in essential thrombocythemia or polycythemia vera and in multiple myeloma.

Geron expects to provide an update regarding its clinical hold during the company’s first quarter conference call.

About Geron

Geron is a clinical stage biopharmaceutical company developing a first-in-class telomerase inhibitor, imetelstat, in hematologic myeloid malignancies. For more information about Geron, visit www.geron.com.

CONTACT:
Anna Krassowska, Ph.D.
Investor and Media Relations
650-473-7765
investor@geron.com
media@geron.com

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